                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

              FRIENDLY ICE CREAM CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
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                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                         FRIENDLY ICE CREAM CORPORATION
                                1855 BOSTON ROAD
                         WILBRAHAM, MASSACHUSETTS 01095

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 10, 2000

TO ALL SHAREHOLDERS OF FRIENDLY ICE CREAM CORPORATION:

    Notice is Hereby Given that the Annual Meeting of Shareholders of Friendly Ice Cream Corporation ("Friendly's") will be held in the Friendly Ice Cream Corporation Training Center, 37 Capital Drive, West Springfield, Massachusetts at 10:00 a.m. local time on Wednesday, May 10, 2000 for the following purposes:

    1.  To elect one Class III Director for a term expiring in 2003.

    2. To ratify the appointment by the Board of Directors of Friendly's of Arthur Andersen LLP as independent public accountants of Friendly's for the fiscal year ending December 31, 2000.

    3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Notice is Further Given that the Board of Directors has fixed April 7, 2000, as the record date, and only holders of Friendly's common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

    Your copy of the 1999 Annual Report of Friendly Ice Cream Corporation is enclosed.

    IF YOU PLAN TO ATTEND: PLEASE NOTE THAT SPACE LIMITATIONS MAKE IT NECESSARY TO LIMIT ATTENDANCE TO SHAREHOLDERS AND ONE GUEST FOR EACH SHAREHOLDER. ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 9:00 A.M., AND SEATING WILL BE AVAILABLE AT APPROXIMATELY 9:30 A.M. CAMERAS AND RECORDING DEVICES WILL NOT BE PERMITTED AT THE MEETING. BENEFICIAL OWNERS OF STOCK HELD IN "STREET NAME" WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE FILL IN, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED PREPAID RETURN ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                      By Authorization of the Board of Directors

                                      Aaron B. Parker

                                      Associate General Counsel and Clerk

    Wilbraham, Massachusetts

    April 10, 2000

                              Proxy Statement for
                       Annual Meeting of Shareholders of

                         FRIENDLY ICE CREAM CORPORATION

                           To Be Held on May 10, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
The Annual Meeting..........................................      1
  The Purpose of the 2000 Annual Meeting....................      1
  Voting at the Annual Meeting..............................      1
  Voting By Proxy...........................................      1
  Voting to Approve Each Proposal...........................      1
  What Constitutes a Quorum?................................      2
  Board's Recommendations...................................      2
Stock Ownership.............................................      3
  Who Are the Largest Owners of Friendly's Stock?...........      3
  How Much Stock Do Friendly's Directors and Executive
    Officers Own?...........................................      4
  Section 16: Beneficial Ownership Reporting Compliance.....      4
Proposal 1--Election of Director............................      5
  Director Standing for Election............................      5
  Directors Continuing in Office............................      5
  Director Compensation.....................................      6
  Board Committees and Meetings.............................      6
Proposal 2--Ratification of Appointment of Independent
  Public Accountants........................................      8
Compensation Committee Report on Executive Compensation.....      8
  Base Salaries.............................................      8
  Annual Incentives.........................................      9
  Long-Term Incentives......................................      9
  Restricted Stock Plan.....................................      9
  Stock Option Plan.........................................      9
  Policy with Respect to the $1 Million Deduction Limit.....     10
Performance Graph...........................................     11
Executive Compensation......................................     12
  Summary Compensation Table................................     12
  Pension Plan..............................................     13
Certain Relationships and Related Transactions..............     13
Other Matters...............................................     15
  Shareholder Proposals and Shareholder Nominations of
    Directors for the
    2001 Annual Meeting.....................................     15
  Other Business............................................     15
  Proxy Solicitation Costs..................................     16

                                PROXY STATEMENT

                         FRIENDLY ICE CREAM CORPORATION

                                1855 BOSTON ROAD

                              WILBRAHAM, MA 01095

    The Board of Directors of Friendly Ice Cream Corporation (the "Company") solicits your proxy for use at the 2000 Annual Meeting of Shareholders. This proxy statement contains information related to the Annual Meeting of Shareholders of Friendly's to be held on May 10, 2000 at the Friendly Ice Cream Corporation Training Center, 37 Capital Drive, West Springfield, Massachusetts at 10:00 a.m., and at any postponements or adjournments of such meeting. This proxy statement and form of proxy are first being mailed to shareholders on approximately April 10, 2000.

                               THE ANNUAL MEETING

THE PURPOSE OF THE 2000 ANNUAL MEETING

    At Friendly's 2000 Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, namely, the election of a director and the ratification of Friendly's independent public accountants. Friendly's management will then report on the performance of Friendly's during fiscal 1999 and respond to questions from shareholders.

VOTING AT THE ANNUAL MEETING

    You are entitled to vote at the meeting if you are an owner of record of shares of common stock of Friendly's, its only class of voting securities, at the close of business on April 7, 2000. As an owner of record on the record date, you are entitled to one vote for each share of common stock of Friendly's that you hold. On March 1, 2000, there were 7,480,692 shares of common stock issued and outstanding.

VOTING BY PROXY

    To vote by proxy, please promptly complete, sign and return the enclosed proxy card. Once the enclosed proxy is completed, properly signed and returned to Friendly's, it will be voted as directed. If you are planning to attend the annual meeting, the proxy may also be delivered on the day of the annual meeting.

    You may revoke this proxy if you attend the meeting in person and request that the proxy be revoked. To change your vote before the proxy is exercised, simply file either a notice of revocation or a duly executed proxy bearing a later date with the Clerk of Friendly's, BEFORE the proxy is exercised.

    Please specify your voting choices on the enclosed form of proxy. If you do not provide specific instructions, the shares represented by your signed proxy will be voted FOR the election of the nominee and FOR the proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants.

VOTING TO APPROVE EACH PROPOSAL

    VOTING FOR THE ELECTION OF DIRECTOR: A director will be elected by a plurality of the votes cast by the shareholders voting in person or by proxy at the Annual Meeting. You as a shareholder may vote in favor of the nominee or withhold your vote as to the nominee. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of the director will not be voted with respect to the director, and will have no effect on the outcome, although it will be counted for purposes of determining whether there is a quorum.

    VOTING FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC
ACCOUNTANTS: Approval of the ratification of Arthur Andersen LLP as independent public accountants will require the affirmative vote of a majority of the votes cast on this matter by the holders of the outstanding shares of common stock represented at the Annual Meeting in person or by proxy. You as a shareholder may vote in favor of a proposal, may vote against a proposal or may abstain from voting. A properly executed proxy marked "ABSTAIN" with respect to this matter will not be deemed to be voted or cast, and will have no effect on the outcome, although it will be counted for purposes of determining whether there is a quorum.

    Shares held in "street name" and represented at the meeting which the record holders are not entitled to vote ("broker non-votes") will have no effect on these outcomes.

WHAT CONSTITUTES A QUORUM?

    The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

BOARD'S RECOMMENDATIONS

    Unless otherwise instructed on the proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendations are set forth below together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

    - FOR election of the nominated director (see "Proposal 1--Election of Director"); and

    - FOR ratification of the appointment of Arthur Andersen LLP as Friendly's independent public accountants (see "Proposal 2--Ratification of Independent Public Accountants").

    Should any other matter come properly before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF FRIENDLY'S STOCK?

    The following table sets forth the beneficial ownership of Friendly's common stock by each person who, as of March 1, 2000, is known to Friendly's to be the beneficial owner of 5% or more of the common stock, with sole voting and dispositive power except as otherwise indicated.

                      NAME AND ADDRESS                             AMOUNT OF         PERCENT OF
                    OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP     CLASS
------------------------------------------------------------  --------------------   ----------
Cumberland Associates LLC ("CA")............................        719,900(a)           9.6%
  1114 Avenue of the Americas
  New York, NY 10036

Donald N. Smith.............................................        637,951              8.5%
  1 Pierce Place
  Suite 100 East
  Itasca, IL 60143

Fleet Boston Corporation....................................        575,500(b)           7.7%
  One Federal Street
  Boston, MA 02110

Daniel S. Loeb and Third Point Management Company L.L.C.....        512,000(c)           6.8%
  277 Park Avenue, 27th Floor
  New York, NY 10172

------------------------

(a) CA is a company engaged in the business of managing, on a discretionary basis, eleven securities accounts, the principal one of which is Cumberland Partners. Gary Tynes, Oscar S. Schafer, Bruce G. Wilcox, Glenn Krevlin, Andrew Wallach and Dipak M. Patel are the members of CA. CA reports sole voting and dispositive power as to 672,700 shares and shared voting and dispositive power as to 47,200 shares.

(b) Fleet Boston Corporation through its subsidiaries, BankBoston, National Association, Fleet National Bank, Fleet Investment Advisors and Fleet Trust & Investment Services Company, reports sole voting power as to 404,500 shares, sole dispositive power as to 575,300 shares, and shared voting and dispositive power as to 200 shares.

(c) Third Point Management Company L.L.C. has reported shared voting and dispositive over the above shares with Daniel S. Loeb, who serves as the managing member of Third Point Management Company L.L.C., discretionary investment manager to management accounts holding such shares.

HOW MUCH STOCK DO FRIENDLY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

    The following table sets forth the beneficial ownership of Friendly's common stock, as of March 1, 2000, for each director and nominee, the Chief Executive Officer and the other officers named in the Summary Compensation Table, and for all directors and executive officers as a group, with sole voting and dispositive power except as indicated.

                                                              AGGREGATE NO. OF SHARES   % OF SHARES
NAME                                                            BENEFICIALLY OWNED      OUTSTANDING
----                                                          -----------------------   -----------
Donald N. Smith.............................................          637,951                8.5

Michael J. Daly.............................................              200(1)               *

Steven L. Ezzes.............................................           17,437                  *

Charles A. Ledsinger, Jr....................................                0                 --

Burton J. Manning...........................................                0                 --

John L. Cutter..............................................           44,456                  *

Gerald A. Sinsigalli........................................           42,471                  *

Paul J. McDonald(2).........................................           31,148                  *

Dennis J. Roberts(3)........................................           32,392                  *

All directors and executive officers as a group.............          875,495               11.7

------------------------

*   Represents less than 1% of Company's outstanding common stock.

(1) Represents 200 shares owned by Mr. Daly's spouse.

(2) Effective January 3, 2000, Mr. McDonald no longer served as an executive officer of Friendly's. Information as to Mr. McDonald is as of January 3, 2000.

(3) Effective February 4, 2000, Mr. Roberts no longer served as an executive officer of Friendly's. Information as to Mr. Roberts is as of February 4, 2000.

SECTION 16: BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Securities and Exchange Commission requires that Friendly's identify each person who at any time during the fiscal year was a director, officer or beneficial owner of more than ten percent of any class of equity securities of Friendly's that failed to file on a timely basis reports required by section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year or prior fiscal years. One transaction was inadvertently reported late on behalf of Messrs. Sinsigalli, Daly, Ledsinger and Manning, two transactions were inadvertently reported late on behalf of Mr. Ulrich, five transactions were inadvertently reported late on behalf of Mr. Ezzes and one report was inadvertently filed late on behalf of Messrs. Couch and Kelly.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes of directors. The term of office of the director in Class III expires at the 2000 Annual Meeting. At the Annual Meeting, such director will be elected in Class III to hold office until the 2003 Annual Meeting of Shareholders or until his successor is elected and qualified. The Board of Directors proposes that the nominee described below, who is currently serving as a Class III director, be reelected as a Class III director to serve until the 2003 Annual Meeting of Shareholders or until his successor is elected and qualified.

    Should this nominee become unable to serve for any reason, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate a substitute nominee, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for the named nominees for the election of such substitute nominee or nominees.

    The nominee and the other directors have furnished certain information relating to their principal occupations and directorships, and the number of shares of Friendly's common stock beneficially owned by them.

DIRECTOR STANDING FOR ELECTION

    CLASS III DIRECTOR.  The director standing for election is:

    Donald N. Smith                  Age: 59                 Director since 1988

    Donald N. Smith has been Chairman and Chief Executive Officer of Friendly's since September 1988. Mr. Smith also served as Friendly's President from September 1988 to December 1998. Since 1986 Mr. Smith has been Chairman of the Board and Chief Executive Officer of The Restaurant Company and its predecessors, which owns and franchises a chain of mid-scale restaurants known as Perkins Restaurant and Bakery. Since 1998 he has also been the Chief Operating Officer of The Restaurant Company.

DIRECTORS CONTINUING IN OFFICE

    CLASS I DIRECTORS. The following Class I directors were elected in 1998 for terms ending in 2001.

    Michael J. Daly                  Age: 58                 Director since 1997

    Mr. Daly has served as the President and Chief Executive Officer of Baystate Health Systems, a health care organization, since December 1981.

    Burton J. Manning                 Age: 68                Director since 1997

    Mr. Manning has been the Chairman Emeritus of J. Walter Thompson, Inc., an international advertising agency, since January 1998. He served as the Chairman of J. Walter Thompson, Inc. from 1987 through 1997 and served as its Chief Executive Officer from 1987 through 1996. Mr. Manning is also a director of International Specialty Products, Inc.

    CLASS II DIRECTORS. The following Class II Directors were elected in 1999 for terms ending in 2002.

    Steven L. Ezzes                  Age: 53                 Director since 1995

    Steven L. Ezzes was reelected as a director of Friendly's in December 1995. Mr. Ezzes previously served as a director of Friendly's from January 1991 to May 1992. Mr. Ezzes is Managing Director of Thomas H. Lee Capital, a private investment company. Prior to joining Thomas H. Lee Capital, Mr. Ezzes was a Managing Director of Societe Generale, a banking and financial services organization, from April 1998 to October 1999. Mr. Ezzes was a Managing Director of Scotia Capital Markets (USA), an investment banking firm, from November 1996 until May 1998. Prior to that, he was a partner of the Airlie Group, a private investment firm, from 1988 until 1994 and from 1995 until 1996. Mr. Ezzes was also a Managing Director of Lehman Brothers, an investment banking firm, from 1994 to 1995.

    Charles A. Ledsinger, Jr.             Age: 50            Director since 1997

    Charles A. Ledsinger, Jr. was reelected as a director of Friendly's in October 1997 and had previously served as a director of Friendly's from August 1992 to July 1997. Mr. Ledsinger is a member of the Board of Directors and has served as the President and Chief Executive Officer of Choice Hotels International, Inc., an international hospitality chain, since August 1998. He was previously President and Chief Operating Officer of St. Joe Corporation, a diversified real estate, forestry, transportation and sugar company, from May 1997 through July 1998. Prior to joining St. Joe Corporation, he served as the Senior Vice President and Chief Financial Officer of Harrah's
Entertainment, Inc./The Promus Companies, an operator of hotel and gaming properties, and its predecessor companies from 1978 to 1997. From December 1993 to April 1997, Mr. Ledsinger was an officer in Harrah's Jazz Finance Corporation, a non-consolidated special purpose subsidiary of Harrah's Entertainment, Inc. created in connection with the Harrah's Jazz Casino project, which filed for bankruptcy in November 1995. Harrah's Jazz Finance Corporation consummated its bankruptcy reorganization on October 30, 1998. Mr. Ledsinger is also a director of FelCor Lodging Trust, Inc. and TBC Corporation.

DIRECTOR COMPENSATION

    Each director of Friendly's who is not an employee of Friendly's receives a fee of $2,500 per month, and $1,500 per Board of Directors meeting attended, plus expenses. Each of the four outside directors was granted options in 1999 to acquire 2,150 shares of Friendly's common stock under Friendly's 1997 Stock Option Plan ("Option Plan"). The exercise price of the options was $5.75 per share, the fair market value of Friendly's stock on the date of the grant. One fifth of the options becomes exercisable on each of the first five anniversaries of the grant date. The options expire 10 years from the grant date subject to certain early forfeiture provisions, including the director ceasing to serve as a Board member.

BOARD COMMITTEES AND MEETINGS

    Friendly's Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. The Board of Directors met six times during fiscal 1999. All directors attended 100% of the Board and Committee meetings.

    THE AUDIT COMMITTEE: This committee has two non-employee independent directors and met three times during fiscal 1999. It annually recommends to the Board of Directors the appointment of independent auditors and reviews with the auditors the plan and scope of the audit and audit fees; reviews the guidelines established for the dissemination of financial information; meets periodically with the independent and internal auditors, the Board of Directors and management to monitor the adequacy of reporting and internal controls; reviews consolidated financial statements; and performs any other functions or duties deemed appropriate by the Board of Directors. Messrs. Ezzes and Ledsinger are the current members of this Committee.
Mr. Ledsinger is the Chair of this Committee.

    THE COMPENSATION COMMITTEE: This committee has three non-employee independent directors and met four times during fiscal 1999. It annually recommends to the Board of Directors the base salary, incentive compensation and any other compensation of the Chairman of the Board and the elected officers of Friendly's and makes recommendations to the Board on the administration of the terms and policies of Friendly's Annual Incentive Plan, Restricted Stock Plan and Stock Option Plan; reviews and submits recommendations to the Board of Directors regarding certain employee benefit plans; and performs any other functions or duties as deemed appropriate by the Board. Messrs. Daly, Ledsinger and Manning are the current members of this committee. Mr. Manning is the Chair of this Committee.

    THE NOMINATING COMMITTEE: This committee has two non-employee independent directors and one employee director and met once during fiscal 1999. It considers and proposes director nominees for election at the Annual Meeting; selects candidates to fill Board vacancies as they occur; makes recommendations to the Board of Directors regarding Board committee memberships; and performs any other functions deemed appropriate by the Board of Directors. Messrs. Daly, Ezzes and Smith are the current members of this committee. The Nominating Committee will accept for consideration shareholders' nominations for directors if made in writing. The nominee's written consent to the nomination and sufficient background information on the candidate must be included to enable the Committee to make proper judgments as to his or her qualifications. Nominations should be addressed to the Nominating Committee at Friendly's headquarters. Mr. Smith is the Chair of this Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE DIRECTOR STANDING FOR ELECTION.

                    PROPOSAL 2--RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Audit Committee recommended the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending December 31, 2000 and the directors accepted the recommendation of the Audit Committee and appointed Arthur Andersen LLP, to examine the consolidated financial statements of Friendly's for that fiscal year. Accordingly, the shareholders will be asked to ratify such appointment at the Annual Meeting by the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of common stock represented at the Annual Meeting in person or by proxy. It is expected that representatives of Arthur Andersen LLP will attend the Annual Meeting and be available to make a statement or respond to appropriate questions.

    The Board of Directors recommends that stockholders vote "FOR" ratification of the appointment of Arthur Andersen LLP as Friendly's independent public accountants for the fiscal year ending December 31, 2000. Should the stockholders not approve Proposal 2, Friendly's will take such voting results into consideration when determining who to engage as its auditors for fiscal year 2001.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of Friendly's is comprised of three independent, non-employee directors. The Compensation Committee will be responsible for recommending compensation and benefits for the elected officers of Friendly's, including awards under Friendly's stock plans.

    The Committee is committed to implementing a compensation program that supports Friendly's mission--to grow Friendly's revenues and earnings by building on and reinforcing the Friendly's brand. Thus, executive compensation will be structured around the following tenets:

    - Total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent on the achievement of Friendly's and individual performance goals.

    - Management should be focused on the long-term interests of shareholders. Thus, a significant portion of the compensation opportunity should be long-term, at-risk pay in the form of equity.

    - Friendly's must maintain its ability to attract, retain and encourage the development of qualified, capable executives. Total compensation opportunities will generally mirror those offered by comparably sized organizations within the restaurant industry although, for those positions where the labor market is not limited to the restaurant industry, Friendly's will reference broader general industry information for similarly sized organizations. The comparator group used for compensation purposes will generally be broader than the group that comprises the published industry index in the Performance Graph included in this proxy statement. The Compensation Committee believes that Friendly's competition for executive talent is not limited to the companies included in the published industry index established for comparing shareholder returns.

    The key elements of Friendly's executive compensation program are base salary, annual incentives and long-term compensation. These key elements are addressed separately below.

BASE SALARIES

    The Committee regularly reviews each executive officer's base salary. Base salaries are targeted at or slightly above the median of market levels with adjustments above or below market to recognize varying levels of responsibility, prior experience, breadth of knowledge and internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to Friendly's.

    As reflected in the Summary Compensation Table, Mr. Smith's base salary was decreased by 52% to $250,000 in 1999. This was based on the Compensation Committee's recommendation to the Board in light of Mr. Smith's withdrawal as the President of Friendly's and the assumption of those duties by Mr. Cutter. In determining future adjustments to Mr. Smith's base salary, the Committee will consider his individual performance as measured by short-term achievements as well as his contributions to Friendly's long-term organizational success.

ANNUAL INCENTIVES

    The 2000 Annual Incentive Plan is structured to provide a variable pay opportunity based on company and individual performance. For the executive officers, target payouts range up to 100% of base pay. Maximum awards for superior performance are capped at 150% of target. Each year, the Compensation Committee establishes Company financial objectives. The financial objectives are based upon Friendly's achievement of specified levels of earnings as measured by EBITDA (i.e., earnings before interest, taxes, depreciation and amortization). These goals are considered achievable but require above-average performance. Executive officers including Mr. Smith did not earn a bonus in 1999 due to the fact that Friendly's failed to meet the annual incentive performance targets set by the Board of Directors.

LONG-TERM INCENTIVES

    Long-term incentives will be provided pursuant to Friendly's Restricted Stock and Stock Option Plans.

    RESTRICTED STOCK PLAN

    Friendly's 1997 Restricted Stock Plan provides for the award of common stock, the vesting of which will be subject to such conditions and limitations as shall be established by Friendly's Board of Directors, which may include conditions related to continued employment with Friendly's or the achievement of performance measures. During fiscal 1999, 62,938 shares of restricted stock were awarded to executive officers. The 1999 awards generally vest 12.5% per year and are subject to accelerated vesting at 25% per year upon Friendly's achieving annual financial performance targets set by the Board. All awards under the Restricted Stock Plan will become fully vested upon a change in control of Friendly's. In general terms, a change in control may occur when:

    (i) (a) third parties acquire 35% or more of the voting stock of Friendly's, with certain exceptions; and

       (b) existing senior management and certain existing shareholders collectively own less voting stock than such third parties and no longer have the ability to elect a majority of the Board of Directors;

    (ii) individuals currently on the Board of Directors cease to constitute a majority of the Board of Directors unless a majority of the existing Board of Directors approves such new directors; or

   (iii) a reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all the assets of Friendly's occurs.

    STOCK OPTION PLAN

    Friendly's 1997 Stock Option Plan provides for the grant of incentive stock options, non-qualified stock options or stock appreciation rights. The Committee anticipates that stock options will be the primary form of long-term incentive. Stock options representing 25,000 shares were awarded to executive officers during fiscal 1999. As of January 2, 2000, no stock appreciation rights had been issued.

    Stock options are granted at the fair market value of the common stock on the date of grant. The ultimate value of an option grant to the recipient depends on the shareholder value created between the date of grant and the date of exercise. Option awards will be based primarily on competitive practice but may also be adjusted to reflect factors such as individual and company performance.

    Stock options and stock appreciation rights are exercisable in accordance with the terms established by the Board of Directors, which terms may relate to continued service with Friendly's or attainment of performance goals. Stock options awarded in 1999 will become exercisable over a five-year period, subject to the optionee's continued employment with Friendly's. All awards under the Stock Option Plan will become fully vested and exercisable upon a change in control of Friendly's as described above (see "Restricted Stock Plan").

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

    Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to elected officers named in the proxy to $1 million, unless certain requirements are met. The Compensation Committee will consider the impact of this provision when making compensation decisions. However, the Committee will weigh all pertinent factors to determine appropriate plan design and incentive awards.

                                      THE COMPENSATION COMMITTEE

                                      Burton J. Manning

                                      Charles A. Ledsinger, Jr.

                                      Michael J. Daly

                               PERFORMANCE GRAPH

    The following indexed graph and table indicate Friendly's total stockholder return for the period beginning November 14, 1997 (the first trading day for Friendly's) and ending January 2, 2000 as compared to the total return for the Standard & Poor's 500 Composite Index and the Standard & Poor's Restaurant Index, assuming an investment of $100 in each as of November 14, 1997. Friendly's stock was not included within either of these indexes during the measurement period. Total stockholder return for Friendly's, as well as for the indexes, is based on the cumulative amount of dividends for a given period (assuming dividend reinvestment) and the difference between the share price at the beginning and at the end of the period. Please note that the graph and table are historical representations and, as such, are not indicative of future performance relative to the Indexes.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          FRIENDLY ICE CREAM CORPORATION  S&P RESTAURANT INDEX  S&P 500 INDEX
11/14/97                          100.00                100.00         100.00
12/28/97                           63.19                 95.85         102.34
12/27/98                           33.33                156.80         136.02
1/02/00                            24.65                161.32         165.07

                                                              11/14/97   12/28/97   12/27/98   1/02/00
                                                              --------   --------   --------   --------
Friendly Ice Cream Corporation..............................   100.00      63.19      33.33      24.65
S&P Restaurant Index........................................   100.00      95.85     156.80     161.32
S&P 500 Index...............................................   100.00     102.34     136.02     165.07

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The Summary Compensation Table below sets forth the compensation earned for the last three fiscal years by Friendly's Chief Executive Officer and each of the other four most highly compensated executive officers (the "Named Executive Officers").

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                             RESTRICTED
                                                    ANNUAL COMPENSATION        STOCK
                                                  -----------------------                      ALL
NAME AND                                FISCAL                                                OTHER
PRINCIPAL POSITION                       YEAR       SALARY      BONUS(B)     AWARDS(C)     COMPENSATION
------------------                     --------   ----------   ----------   ------------   ------------
Donald N. Smith......................    1999      $267,423            --           --             --
  Chairman and Chief                     1998       545,109(a)         --           --             --
  Executive Officer                      1997       514,825(a) $1,873,074(a)         --            --

John L. Cutter.......................    1999      $337,533            --     $135,936             --
  President and Chief                    1998        13,942(e)         --           --             --
  Operating Officer

Paul J. McDonald.....................    1999      $309,555            --           --       $246,375(d)
  Senior Executive Vice                  1998       289,094            --           --             --
  President, Chief Financial             1997       257,891    $  257,891     $273,656             --
  Officer and Treasurer

Gerald E. Sinsigalli.................    1999      $309,555            --     $ 14,059             --
  President, Food Service                1998       290,879            --           --             --
  Division                               1997       260,259    $  364,835     $246,378             --

Dennis J. Roberts....................    1999      $284,150            --           --             --
  Sr. Vice President                     1998       264,934            --           --             --
  Restaurant and Franchise               1997       233,769    $  359,235     $246,378             --
  Operations

------------------------

    (a) These amounts (excluding the value of common stock awards in 1997 under Friendly's Limited Stock Compensation Plan) were paid to Mr. Smith by The Restaurant Company, which is paid a management fee by Friendly's. See "Certain Relationships and Related Transactions." Beginning with 1998, Mr. Smith was paid directly by Friendly's. Mr. Smith also devotes a portion of his time to The Restaurant Company, where he serves as Chairman, Chief Executive Officer and Chief Operating Officer.

    (b) Includes both cash bonuses and the value of common stock awards under Friendly's 1996 Management Stock Plan ("MSP") and Limited Stock Compensation Plan that vested during the year of the award.

    (c) Awards for 1999 were made under Friendly's 1997 Restricted Stock Plan to Messrs. Cutter, McDonald, Sinsigalli and Roberts of 30,000, 1,764, 2,445 and 2,400 shares, respectively. The 1999 awards to Messrs. McDonald and Roberts were forfeited upon their separation from Friendly's. The award to Mr. Sinsigalli will vest in eight equal annual installments no later than the third full business day following the first quarter of Friendly's fiscal years 2000 through 2007. The award to Mr. Cutter will vest 25% in 2000 and the balance will vest in six equal annual installments 90 days following the end of Friendly's fiscal years 2000 through 2005. Dividends, if any, are payable on restricted common stock, although Friendly's does not presently intend to pay dividends. Awards for 1997 were made under Friendly's 1997 Restricted Stock Plan to
       Messrs. McDonald, Sinsigalli and Roberts of 15,750, 14,180 and

       14,180 restricted shares of common stock, respectively. The 1997 awards vest in eight equal annual installments 90 days following the end of Friendly's fiscal years 1998 through 2005, and are subject to forfeiture upon termination of employment prior to vesting and to accelerated vesting upon Friendly's meeting prescribed financial performance targets set by the Board or a change of control. At the end of fiscal 1999, Messrs. Cutter and Sinsigalli held 30,000 and 14,852 restricted shares, respectively, under the 1997 Restricted Stock Plan valued at $133,125 and $65,906, respectively

    (d) Mr. McDonald will receive this amount in fiscal year 2000 under his severance agreement with Friendly's and has agreed to perform advisory services for Friendly's Board of Directors. Mr. McDonald also received payments from the Pension Plan and SERP as described below.

    (e) Mr. Cutter joined Friendly's in late December, 1998.

PENSION PLAN

    Benefits under the Friendly Ice Cream Corporation Cash Balance Pension Plan (the "Pension Plan") for Messrs. Smith, Cutter, McDonald and Roberts are generally determined based on the value in their respective notional cash balance accounts under the Pension Plan. Each year each participant's cash balance account is credited with a percentage of compensation, which percentage is determined based on the participant's years of service. Interest is also credited to the cash balance account each year. Amounts in excess of those payable under the Pension Plan as a result of limits imposed by the Internal Revenue Code will be paid under the Friendly Ice Cream Corporation Supplemental Executive Retirement Plan (the "SERP"). Benefits under the Pension Plan and the SERP for Mr. Sinsigalli were determined primarily based on final compensation and years of credited service but it is not anticipated that his current accrued benefits will be increased based on additional compensation or years of service. As of December 31, 1999, the estimated annual benefits, payable upon retirement at age 65 in the form of a straight life annuity, unreduced for social security benefits and including benefits payable under the SERP, for each of Messrs. Smith, Cutter and Sinsigalli, were $43,700, $17,400 and $177,100, respectively. Annual benefits for Mr. Roberts, whose employment terminated in February, 2000, will be $65,500. Mr. McDonald, whose employment terminated in December, 1999, received a lump sum, one time payment of $436,550 in satisfaction of his Pension Plan and SERP benefits.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On October 12, 1998, Friendly's entered into a franchise agreement with The Ice Cream Corporation ("TICC"), as franchisee, which conditionally granted TICC exclusive rights to purchase and develop Friendly's full service restaurants in the Lancaster and Chester counties of Pennsylvania (the "TICC Agreement"). The owners of TICC are family members of Donald N. Smith, the Chairman of the Board and Chief Executive Officer of Friendly's. Pursuant to the TICC Agreement, TICC purchased at fair market value certain assets and rights in two existing Friendly's restaurants, committed to open an additional 10 restaurants over the next six years and has an option to purchase an additional three restaurants. Friendly's engaged a major public accounting firm (other than Friendly's auditor) to assist Friendly's in evaluating the fairness of the transaction. Based upon their findings, Friendly's board of directors approved the transaction. Mr. Smith did not participate in the board vote on this transaction. Proceeds from the sale were approximately $1,547,700, of which $57,000 was for initial franchise fees for the two initial restaurants, $125,000 was for franchise fees for certain of the additional restaurants described above and $25,000 was for the option to purchase two additional existing restaurants. The $57,000 was recorded as revenue in the year ended December 27, 1998 and the option fees will be recorded as income as additional restaurants are purchased. Friendly's recognized income of approximately $1.0 million related to the sale of the equipment and operating rights for the two existing franchised locations in the year ended December 27, 1998. The franchisee is required by the terms of the TICC Agreement to purchase from Friendly's all of the frozen dessert products it sells in the franchised restaurants. In December 1999, Friendly's Chairman of the Board and Chief Executive Officer purchased from Friendly's the underlying real estate at a restaurant currently being franchised by TICC for $440,000, the fair market value of the property. The fair market value was determined by an independent third party appraisal. Friendly's recognized a loss on the sale of approximately $56,000. Friendly's had a ground lease and owned the improvements on one of the properties franchised to TICC. In October 1998, Friendly's assigned the ground lease and in connection with that assignment, Friendly's receives monthly assignment fees from TICC for the value of the improvements on the property. The term of the assignment and related assignment fees is for approximately 18 years ending in August 2016. The monthly assignment fees payable to Friendly's are $2434.90 which increase over the term of the assignment to $2678.40 in November 2003, $2946.30 in November 2008 and $3240.90 in November 2013.

    TRC has provided management services to Friendly's under a Management Agreement executed in 1996 and has received a management fee from Friendly's of approximately $91,000 for fiscal 1999 services. The Management Agreement provides for certain office space and support staff services provided by TRC to Friendly's. The Company leases or subleases certain land, buildings, and improvements from TRC. The two subleases extend until 2002 and have respective annual rents of approximately $91,500 and $123,500 plus a percentage of revenues over a set amount. The lease extends until 2014 and provides for annual rental of $64,000. During the year ended January 2, 1999, Company rent expense related to the subleases and lease was approximately $302,000.

    In 1994, TRC Realty LLC (a subsidiary of TRC) entered into a ten-year operating lease with an independent third party for an aircraft, for use by both Friendly's and TRC. In 1999, this lease was cancelled and TRC Realty LLC entered into a new ten-year operating lease for a new aircraft from an independent third party. Friendly's shares proportionately with TRC in reimbursing TRC Realty LLC for leasing, tax and insurance expenses. In addition, Friendly's also incurs actual usage costs. Total expense for the years ended January 2, 2000, December 27, 1998 and December 28, 1997 was approximately $568,000, $691,000 and $610,000, respectively.

    Friendly's purchased certain food products used in the normal course of business from a division of TRC. For the years ended January 2, 2000, December 27, 1998 and December 28, 1997, purchases were approximately $967,000, $945,000 and $975,000, respectively.

    In June 1999, Friendly's pension plan sold a restaurant business (excluding the related property which is still owned by the pension plan), to a franchisee of Friendly's. Under the original lease agreement between Friendly's and the pension plan, Friendly's leased the restaurant from the pension plan for $62,700 per annum through June 2001. In conjunction with the sale of the restaurant business to the franchisee, Friendly's will sublease the property to the franchisee for an aggregate annual amount of $76,700 through July 31, 2001. Under the terms of the sublease agreement, the pension plan will receive rental income directly from the franchisee. The franchisee will have the option to extend the lease for three, five year options and one, two year and ten month option.

    In August, 1999, the pension plan sold a restaurant business and the related property to an independent third party. As a result of the sale, the pension plan realized a loss of $107,500 in fiscal 1999. Friendly's then contributed $107,500 to the pension plan, in settlement of its ongoing obligations under the lease.

    In November, 1997 Friendly's guaranteed the indebtedness of loans by an independent national bank to Mr. Roberts and other Friendly's employees. The largest aggregate indebtedness outstanding since the beginning of the last fiscal year which remained outstanding as of March 1, 2000 by Mr. Roberts was approximately $172,000.

    In June 1999, Visual Events, Inc., a company wholly owned by Richard L.Couch (who became an executive officer in November, 1999) and his spouse, entered into a contract with Friendly's pursuant to which Visual Events, Inc. will provide various marketing management services for Friendly's. The contract provides for a monthly retainer of $12,000 for twelve consecutive months commencing July 1, 1999 subject to early termination by either party upon 90 days notice. The contract provides for Visual Events, Inc. to be reimbursed for certain expenses and to perform other project-based services subject to budgets approved by Friendly's. Payments by Friendly's under the contract during the fiscal year ended January 2, 2000 totaled approximately $166,000.

    Friendly's is a party to two agreements with TRC relating to taxes. In connection with the distribution by TRC to its shareholders of the common stock in Friendly's in 1996, Friendly's entered into a Tax Disaffiliation Agreement under which TRC must indemnify Friendly's for all income taxes during periods when Friendly's and its affiliates were includable in a consolidated federal income tax return with TRC and for any income taxes due as a result of Friendly's ceasing to be a member of the TRC consolidated group. TRC does not retain any liability for periods when Friendly's and its affiliates were not includable in the TRC consolidated federal income tax return and Friendly's must indemnify TRC if any such income taxes are assessed against TRC. TRC also does not indemnify Friendly's for a reduction of Friendly's existing net operating loss ("NOLs") or for NOLs previously utilized by TRC. The Tax Disaffiliation Agreement terminates 90 days after the statute of limitations expires for each tax covered by the agreement including unfiled returns as if such returns had been filed by the appropriate due date. No payments were made since the beginning of Friendly's 1999 fiscal year under this agreement.

    Friendly's also entered into a Tax Responsibility Agreement in 1997 in connection with the sale of Restaurant Insurance Corporation ("RIC") to Friendly's. Under the Tax Responsibility Agreement, Friendly's must indemnify TRC for any income taxes that are assessed against TRC as a result of the operations of RIC. The Tax Responsibility Agreement terminates 90 days after the statute of limitations expires for each tax covered by the agreement. No payments were made since the beginning of Friendly's 1999 fiscal year under this agreement.

                                 OTHER MATTERS

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS FOR THE 2001
  ANNUAL MEETING

    To be eligible for inclusion in Friendly's proxy statement for the 2001 Annual Meeting, shareholder proposals must be received by Friendly's Clerk no later than December 11, 2000 and must comply with the requirements of the Securities and Exchange Commission. Shareholders otherwise interested in presenting a proposal for consideration at Friendly's annual meeting of shareholders in 2001 must comply with the procedures set forth in Friendly's By-Laws and the proposal must be received by the Clerk of Friendly's no later than sixty days in advance of the meeting if such meeting is held on a day which is within thirty days preceding the anniversary of the previous year's meeting, or ninety days in advance of such meeting if such meeting is to be held on or after May 10, 2001.

    Only a stockholder of record entitled to vote in the election of Directors generally may nominate a person for election as a Director at an annual meeting of stockholders. Such nominations "must be noticed" to Friendly's Clerk no later than 60 days in advance of the annual meeting if it is to be held within 30 days preceding the anniversary of the previous year's annual meeting, or 90 days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's meeting.

OTHER BUSINESS

    As of the date of this proxy statement, Friendly's knows of no business that will be presented for consideration at the Annual Meeting other than the proposals referred to above. Should any other matter be properly brought before the meeting for action by the shareholders, proxies in the enclosed form returned to Friendly's will be voted in accordance with the recommendation of the Board of

Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

PROXY SOLICITATION COSTS

    The cost of soliciting proxies in the enclosed form will be borne by Friendly's. Officers and regular employees of Friendly's may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. Friendly's will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                          By Authorization of the Board of
                                          Directors

                                          Aaron B. Parker
                                          Associate General Counsel and Clerk

April 10, 2000

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)

FRIENDLY ICE CREAM CORPORATION PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Friendly Ice Cream Corporation for the Annual Meeting on May 10, 2000

The undersigned appoints Paul J. Kelley and Aaron B. Parker and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Friendly Ice Cream Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 10, 2000, and at any adjournment or postponement thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposals 1 and 2.

(Continued, and to be signed and dated, on the reverse side.)

2. Ratify the appointment by the Board of Directors of Friendly's of Arthur Andersen LLP as independent public accountants of Friendly's for the fiscal year ending December 31, 2000.

FOR    AGAINST    ABSTAIN
 x        x          x

3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Dated:

------------------------------------------, 2000

--------------------------------------------------------

Please print name of Stockholder here.

--------------------------------------------------------

Please sign here.

Votes must be indicated (x) in Black or Blue ink. x

FRIENDLY ICE CREAM
CORPORATION
P.O. BOX 11389
NEW YORK, N.Y. 10203-0389

Change of Address and or Comments Mark Here x

Nominee: Donald N. Smith

(INSTRUCTIONS: To withhold authority to vote for nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions


-------------------------------------------------------------------------------
1. To elect one Class III Director for a term expiring in 2003.
FOR the nominee listed below x
*EXCEPTIONS x
WITHHOLD AUTHORITY to vote for the nominee listed below x